[ARTICLE] 5
[MULTIPLIER]   1,000

EXHIBIT 11.1
                  CORNERSTONE IMAGING, INC.
        COMPUTATION OF NET INCOME(LOSS) PER SHARE (1)
           (in thousands, except per share amount)
                                          Year Ended December 31,
                                        ----------------------------
                                          1996      1995      1994
                                         ------    ------    ------
Weighted average common shares
   outstanding                            7,548     7,202     6,864
Common equivalent shares assuming
   conversion of stock options               --       384       452
                                         ------    ------    ------
Shares used in per share calculation      7,548     7,586     7,316
                                         ======    ======    ======
Net income (loss)                       $(1,163)   $6,158    $4,816
                                         ======    ======    ======
Net income (loss) per share             $ (0.15)   $ 0.81    $ 0.66
                                         ======    ======    ======


(1) There is no material difference between primary and fully diluted net income per share for any period presented.